Nomura Partners Funds, Inc.

c/o State Street Bank and Trust Company

4 Copley Place 5th Floor

CPH-0326

Boston, MA 02116

December 10, 2012

State Street Bank and Trust Company

1200 Crown Colony Drive

Crown Colony Office Park

Quincy, MA 02169

Attention: Steven Smirnoudis, Vice President

Re:	Nomura Partners Funds, Inc. (the “Fund”)

Ladies and Gentlemen:

Please be advised that the undersigned Fund has established a new series of shares to be known as High Yield Fund. In accordance with Section 18.6, the Additional Portfolios provision, of the Master Custodian and Accounting Services Agreement dated as of October 1, 2007, as amended, by and among each management investment company identified on Appendix A thereto and State Street Bank and Trust Company (the “Custodian”) (the “Custodian Agreement”), the undersigned hereby requests that the Custodian render services as custodian under the Custodian Agreement with respect to the series listed above such that such series becomes a “Portfolio” under the Custodian Agreement. In connection with such request, the undersigned Fund hereby confirms to the Custodian, as of the date hereof, its representations and warranties set forth in Section 18.7 of the Custodian Agreement.

The undersigned Fund also notes the termination of the following series of shares from the Custodian Agreement effective as of the date indicated:

Global Alpha Equity Fund	December 29, 2011

Interational Growth Equity Fund
(f/k/a International 130/30 Equity Fund)	March 29, 2012

Kindly indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

NOMURA PARTNERS FUNDS, INC., severally and not jointly on behalf of:

High Yield Fund

By:	/s/ J. Douglas Azar
Name: J. Douglas Azar
Title: Chairman of the Board

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President

Effective Date: December 10, 2012